EXHIBIT 10.3







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                LETTER OF AGREEMENT BETWEEN T2CN HOLDING LIMITED
                      AND THE CALNEVA FINANCIAL GROUP, LTD.
                                (the "Agreement")


This agreement made as of the 15th day of July, 2004.

BETWEEN:
      T2CN HOLDING LIMITED
      C/O S-HR&M FINANCIAL SERVICES LIMITED
      KINGSTON CHAMBERS, P.O. BOX 173
      ROAD TOWN, TORTOLA
      BRITISH VIRGIN ISLANDS
      (Hereafter referred to as "T2CN")

AND:
      THE CALNEVA FINANCIAL GROUP, LTD.
      2443 ALDER STREET
      VANCOUVER, BRITISH COLUMBIA
      CANADA, V6H 4A4
      (Hereafter referred to as "CALNEVA")

WHEREAS:
A. T2CN HOLDING LIMITED ("T2CN") is a private company limited by shares organized and existing under the laws of the British Virgin Islands. As a result of PRC legal considerations, T2CN operates an online game business in China through SHANGHAI T2 ENTERTAINMENT CO., LTD. EI(0)(pound)IiOIEi1/4(254)O-DI(222)(1)<<E3/4, ("T2 ENTERTAINMENT") a company wholly owned by Feng, Tao and SHANGHAI NEWMARGIN VENTURE CAPITAL CO., LTD. ( Feng, Tao being a PRC citizen and New Margin being a company incorporated under the laws of the People's Republic of China). T2CN has entered into a series of contractual arrangements with T2 ENTERTAINMENT and its shareholders, including contracts relating to the transfer of assets, the provision of services, software licenses and equipment and certain shareholders rights and corporate governance matters. As a result of these contractual arrangements T2CN has the substantial ability to control T2 ENTERTAINMENT and therefore T2CN is considered the primary beneficiary of T2 ENTERTAINMENT and accordingly the T2 ENTERTAINMENT financial results are consolidated with the financial statements for T2CN.

B. THE CALNEVA FINANCIAL GROUP, LTD. is a company incorporated under the laws of the Province of British Columbia and provides management and financial consulting services including the following:

          (i) assistance with business and financial planning; (ii) assistance with identifying appropriate investor strategies;
        (iii) assistance in raising capital on both a private and public nature;
         (iv) co-ordination with legal and accountant advisors to enable private; companies to become public on a recognized U.S Exchange;
          (v) assistance in the preparation of Public Company Documents and SEC filings;
         (vi) assistance with the implementing of the Company's business and marketing strategy and specifically to help the Company obtain market recognition and enhance shareholder value.


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NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. TERM OF CONSULTANCY - T2CN hereby agrees to retain CALNEVA to act in a consulting capacity to the Company, and CALNEVA hereby agrees to provide services to T2CN commencing on the Effective Date of this agreement and ending eighteen (18 months from the Effective Date unless terminated by either party pursuant to the termination clause of this agreement.

2. SERVICES - During the term of this Agreement, CALNEVA'S services may include, but will not necessarily be limited to providing the following services on behalf of and for the benefit of T2CN:

     (i) Review of the present corporate structure of T2CN HOLDING LIMITED and SHANGHAI T2 ENTERTAINMENT CO., LTD. to ensure that it is in compliance with legal and auditing requirements relating to the filing of a Securities and Exchange Commission document to take the BVI Company or such other affiliate of BVI company as designated by the company public on NASDAQ or such other U.S. capital market as T2CN agrees to;
     (ii) Preparation of share subscription agreements (for US residents and non-US residents) for T2CN to comply with US Public Company legal requirements;
    (iii) Assist in the co-ordination and preparation of financial statements prepared in accordance with U.S generally accepted accounting principles and to be included in the filing of the documentation to take T2CN public;
     (iv) Assistance to ensure that corporate governance matters are complied with;
      (v) Assistance, on a best efforts basis, to raise financing for T2CN;

     (vi) Assistance in the establishment of an audit committee, compensation committee and corporate governance committee for T2CN;
    (vii) Establish a proper system of internal controls within the corporate organization of T2CN and T2 ENTERTAINMENT. (This is an extremely important aspect of timely financial reporting and accurate financial reporting from a Securities & Exchange Commission point of view);
   (viii) Assistance in the preparation of a 15C-211 document required by the NASD to take T2CN public;
     (ix) Assistance in the preparation of a Form F-1 (Registration Statement Under the Securities Act of 1933) for T2CN to register 10,000,000 restricted common shares;
      (x) Maintain all Foreign Issuer Securities & Exchange reporting requirements in a timely matter;
     (xi) Co-ordination between the auditors and T2CN management on all financial reporting requirements;
    (xii) Co-ordination between the lawyers and T2CN management on all SEC reporting requirements;
   (xiii) File all necessary documentation relating to "Blue Skying" of the Public Company's stock in all necessary States of the U.S.;
    (xiv) Assistance with the preparation of all director's minutes relating to stock issuances and co-ordination with the transfer agent;
     (xv) Maintain the Corporate Minute Book in T2CN as the Public Company;


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    (xvi) Attendance to development of Annual General Meetings materials for distribution to shareholders;
   (xvii) Attendance to the preparation of the Form 20F Securities and Exchange annual filing for Foreign Issues;
  (xviii) Assistance in arranging meetings with analysts and proposed investors after T2CN has gone public;
    (xix) Review of potential acquisition candidates for the Public Company;
          (xx) Interview proposed investor candidates for possible investment in the Public Company;
    (xxi) Assistance in the coordination and creation of a strategic public market strategy to enable the Company to have a liquid market for their publically traded stock and to increase shareholder awareness of present corporate status and future development plans;
   (xxii) Analyze the Company's needs with respect to public relations, investor relations;
  (xxiii) Oversee and facilitate, for the benefit of the Company, any or all investor relations or public relations organizations which are engaged by the Company;
   (xxiv) Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community;
    (xxv) Assist and advise the Company with respect to its relations with brokers, dealers, analysts and other investment professionals (including introduction to new investment professionals);

3. ALLOCATION OF TIME - The Consultant hereby promises to perform and discharge faithfully the responsibilities, which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company under this Agreement. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner.

4. REMUNERATION - As full and complete compensation for services described in this Agreement, the Company shall compensate CALNEVA as follows:

     (i) For the understanding of this engagement and for good and valuable consideration, T2CN agrees to cause to be delivered to CALNEVA 7,200,000 restricted common shares of their stock from treasury.

     (ii) If CALNEVA does not manage to obtain a public listing for T2CN due to CALNEVA's negligence, then CALNEVA will be required to return 500,000 common shares as a penalty for their lack of performance on this issue. This penalty would not apply to a circumstance when CALNEVA through no fault of their own were unable to secure a public listing for T2CN.

5. PLACE OF SERVICES - The Services provided by CALNEVA hereunder will be performed at CALNEVA's offices except as otherwise requested by T2CN.

6. INDEPENDENT CONTRACTOR - CALNEVA will act as an independent contractor in the performance of its duties under this agreement. This Agreement neither expressly not impliedly creates a relationship of principal and agent, or employee and employer, between CALNEVA's personnel and the


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      T2CN. Neither CALNEVA nor CALNEVA's personnel are authorized to enter into any agreements on behalf of the T2CN. T2CN expressly retains the right to approve, in its sole discretion, each opportunity introduced by CALNEVA and to make all final decisions with respect to effecting a transaction on any such opportunity.

7. CERTAIN RESTRICTIONS - Notwithstanding anything to the contrary and without prejudice to other explicit or implied restrictions hereunder,
      (i) all the proceeds from the private equity funding or public stock offering of T2CN contemplated by this Agreement shall be remitted to accounts designated by, under the name of and for the interest of T2CN before any allocation or application, (ii) terms of private equity funding of T2CN of a total amount of more than US$2.6 million shall require prior written consent of T2CN, including without limitation and in particular with respect to the share subscription price, and (iii) CALNEVA shall obtain prior written approval of T2CN before contacting any potential private investor in T2CN(pound) and such approval may be withheld if the potential investor is regarded as in competition of T2CN or otherwise unsuitable to invest in T2CN at the discretion of T2CN.

8. INDEMNIFICATION - Subject to the provisions herein, T2CN and CALNEVA agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expense (including without limitation, interest, penalties and attorneys' fees and expenses) asserted against or imposed or incurred by either party by reason of or resulting from any action by (or the breach of any representation, warranty, covenant, condition, or agreement by) the other party to this Agreement.

9. REMEDIES - CALNEVA and T2CN acknowledge that in the event of a breach of this Agreement, by either party, money damages would be inadequate, and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and non-exclusive, and shall be in addition to any other remedy to which the parties may be entitled.

10.   MISCELLANEOUS -

         (a) Subsequent Events. CALNEVA and T2CN each agree to notify the other party if, Subsequent to the date of this Agreement, either party incurs obligations which could compromise its effects and obligations under this Agreement.

         (b) Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

         (c) Further Actions and Assurances. At any time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purpose of this Agreement.

         (d) Waiver. Any failure of any party to this Agreement to comply with any of its obligations, Agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of


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         the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         (e) Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

         (f) Notice. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the party; when deposited in the mail for transmittal by certified or registered mail, postage prepaid; when deposited with a public telegraph company for transmittal; or when sent by facsimile transmission., provided that the communication is addressed:

         (g) In the case of T2CN:

            T2CN HOLDING LIMITED
            C/O S-HR&M FINANCIAL SERVICES LIMITED
            KINGSTON CHAMBERS, P.O. BOX 173
            ROAD TOWN, TORTOLA
            BRITISH VIRGIN ISLANDS

         (h) In the case of CALNEVA:

            THE CALNEVA FINANCIAL GROUP, LTD
            2443 ALDER STREET
            VANCOUVER, BRITISH COLUMBIA
            CANADA, V6H 4A4

               i. Or to such person or address designed in writing by T2CN or CALNEVA to receive notice.

         (i) Heading. The section and subsection heading in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (j) Governing Law. This Agreement was negotiated in and is being contracted for in British Columbia, and shall be governed by the laws of the Province of British Columbia.

         (k) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

         (l) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understanding, statements, promises, or inducements contrary to the terms of this Agreement exist.


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         No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

         (m) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

         (n) Counterparts. If facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. In this event, such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         (o) Time is of the Essence. Time is of the Essence of this Agreement and of each and every provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written.

         T2CN HOLDING Limited             The Calneva Financial Group, Ltd.

         By: /s/ Ji Wang                        By: /s/ D. Bruce Horton
             -----------------------                --------------------------
             Ji WANG                                D. Bruce Horton
             President & Director                   Director





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